FEDERAL EMPLOYER IDENTIFICATION NO. 22-2603175
                         CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                      COMPOST AMERICA HOLDING COMPANY, INC.

            Pursuant to the provision of Section 14A:7-2, of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to Certificate of Incorporation:

                  1.    The name of the corporation is:

                        Compost America Holding Company, Inc.

                  2. The following amendment to the Certificate of Incorporation was approved by the directors of the corporation on the 15th day of June, 1998:

            The Certificate of Amendment to the Certificate of Incorporation of Compost America Holding Company, Inc. relating to the Certificate of Designations of Rights and Preferences of Series A Exchangeable Redeemable Preferred Stock, filed on November 6, 1997 and amended on December 12, 1997 (and so amended, the "Series A Certificate"), is hereby further amended as follows:

                  A. Paragraph 2(a) of the Certificate of Designations of Rights
            and Preferences of Series A Exchangeable Redeemable Preferred Stock (the "Series A Designation"), attached as Exhibit "A" to the Series A Certificate, shall be amended by adding the words "per annum" after "8%" and before "return" in the proviso of the second sentence.

                  B. Paragraph 9(a) of the Series A Designation shall be amended to read in full as follows:

                        (a) Notwithstanding any other provision of this
                  Certificate of Designations, if at any time when shares of all or part of both Series A Preferred Stock and Series C Preferred Stock remain issued and outstanding, the Company shall be in default in the observance of any covenant or in the making of any payment when due, whether of principal, interest, premium, or otherwise, with respect to any secured or unsecured debt (contingent or otherwise) for an obligation in excess of $100,000, then, at their option, the holders of Series A Preferred Stock shall have the right to exchange all of their shares of Series A Preferred Stock for all
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                  shares of common stock ("Longo Common Stock") of R.J. Longo
                  Construction Co., Inc., a New Jersey corporation ("Longo"), outstanding at such time. In addition, and whether or not the Company shall be in default as aforesaid at the time, at their option, the holders of Series A Preferred Stock shall have the same right as aforesaid, on the same basis and at the same exchange rate, to exchange shares of Series A Preferred Stock for Longo Common Stock during the period from November 1, 1999 through October 31, 2000, but only if all or part of the Series C Preferred Stock is then outstanding; provided however, that as conditions of the exercise of the foregoing rights to exchange Series A Preferred Stock (the "EPIC Option"), (i) all holders of the Company's Series C Preferred Stock shall tender such Series C Preferred Stock to the Company and (ii) there shall be tendered to the Company all shares of the Company's Common Stock held by Longo and by Wasteco Ventures Limited on the date of initial issuance of the Series A Preferred Stock, being 14,937,791 shares of the Company's Common Stock plus 783,842 shares subsequently issued for anti-dilution purposes. The Longo Common Stock is currently limited to 200 shares with no rights and no other Longo Common Stock will be issued prior to the exercise of the foregoing option. Notwithstanding any other provision of this
                  Section 9, the EPIC Option shall be extinguished, void and of no further effect upon payment in full of the Series C Preferred Stock.

                  The Series A Certificate is hereby further amended as follows:

                  A. A new paragraph 5 is added to the Series A Certificate as follows:

                  "Pursuant to the provisions of Section 14A:7-2(2) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to the Certificate of Corporation relating to a Certificate of Designations of Rights and Preferences of Series A Exchangeable Redeemable Preferred Stock filed on November 6, 1997, as amended December 12, 1997."

                  B. A new paragraph 6 is added to the Series A Certificate
            immediately following paragraph 5 and preceding the resolution, as follows:

                  The Certificate of Incorporation is further amended so that the relative rights, preferences and limitations of each class and series acted upon in the resolution are as stated in the resolution.

                  C. A new paragraph 7 is added to the Series A Certificate
            immediately after new paragraph 6 and preceding the resolution as follows:

                  The resolution referred to in Paragraph 6 is the resolution of the Board setting forth its actions and stating the relative rights, preferences and limitations of the shares of Series A Exchangeable Redeemable Preferred Stock thereby created and is set forth below.

            This Certificate of incorporation is amended so that the relative rights, preferences and limitations of each class and series acted upon in the resolution are as stated in the resolution,

            The resolution referred to in the immediately preceding paragraph was adopted by the Board of Directors on June 15, 1998, and is the resolution of the Board setting forth the actions and stating the relative rights, preferences and limitations of the shares of Series A Preferred Stock and is set forth below:

                  RESOLVED, that the Certificate of Amendment and the
            Certificate of Designations of Rights and Preferences of Series A Exchangeable Redeemable Preferred Stock filed on November 6, 1997, as amended December 12, 1997, is confirmed in all respects and is incorporated herein by reference, subject however, to the further amendments set forth in the Certificate of Amendment dated June 15, 1998, and the Board authorizes the filing with the Secretary of State of the State of New Jersey of such Certificate of Amendment.

Dated this 15th day of June, 1998

                               COMPOST AMERICA HOLDING COMPANY, INC.


                               BY:
                                  ---------------------------------------
                                         Roger E. Tuttle, President